Exhibit 99.1

NEWS RELEASE
38

CONTACTS
Constellation Media Relations	Investor Relations
Mike Martin – 585-218-3669	Bob Czudak – 585-218-3668
Kevin Harwood – 585-218-3666

Spirits Marque One Media Relations
Rubenstein Communications, Inc.
Rick Matthews – 212-843-8267

Constellation Brands to Purchase
Premium SVEDKA® Vodka

          FAIRPORT, N.Y., Feb. 6, 2007 – Constellation Brands, Inc. (NYSE: STZ, ASX: CBR), a leading international supplier and marketer of beverage alcohol, today announced it has reached agreement with Guillaume Cuvelier and Belgian-based Alcofinance S.A., the owners of SVEDKA Vodka, to acquire the brand and related business for $384 million.  The transaction, which includes the acquisition of Spirits Marque One LLC, the SVEDKA brand owner, is expected to close approximately March 1, 2007.

          SVEDKA, an 80 proof premium vodka produced in Sweden, was launched in 1998 and it is now the fastest growing major imported premium vodka in the United States.  Approximately 1.1 million cases of SVEDKA were sold during calendar 2006, predominantly in the U.S., a 60 percent increase over 2005 sales volume.

          “SVEDKA’s phenomenal success is largely due to the eye-catching and effective marketing and advertising campaigns that reach a key segment of the young adult market,” commented Richard Sands, Constellation Brands chairman and chief executive officer.  “SVEDKA complements and enhances our premium spirits offerings by providing a popular and rapidly growing vodka brand in the largest U.S. spirits category.  It has strong brand equity and positive momentum, which we can build upon through increased U.S. distribution, as well as international expansion.  We believe SVEDKA is a perfect fit, providing us with a platform for expansion of our premium spirits portfolio.  With continued marketing investment we will look to maximize the brand’s long-term growth potential and value,” concluded Sands.

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          Spirits Marque One founder, and SVEDKA creator, Guillaume Cuvelier will lead the New York-based brand management team with the same independent spirit that has successfully differentiated SVEDKA from the competition.  The brand marketing and sales team will retain their autonomy with the SVEDKA_Grl™ campaign continuing to promote the brand.

          “Constellation recognizes SVEDKA’s unique culture and capabilities,” stated Cuvelier.  “Its management realizes SVEDKA’s future is extremely bright and they will fully support us as we continue to build upon the brand’s current phenomenal growth rate and marketplace momentum.  Our entrepreneurial culture fits perfectly with Constellation’s, which differentiates our companies from others in the business.”

          SVEDKA is the fastest growing major premium vodka imported to the U.S., and fifth largest imported vodka with eight percent market share in the imported vodka category according to Information Resources, Inc. (IRI) data.  SVEDKA is 40 percent alcohol by volume (80 proof) and is also available in four, 70 proof (35 percent alcohol by volume) flavor variations: Citron, Clementine, Raspberry and Vanilla.

          Constellation estimates that this acquisition will be dilutive to diluted earnings per share by approximately $0.05 - $0.06 for fiscal 2008.  It is also expected to be dilutive the following two fiscal years, before becoming accretive.  The transaction will be financed with debt under Constellation’s senior credit facility.  The transaction is also subject to customary regulatory approvals and other closing conditions.

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          Belgium’s Alcofinance S.A. is a worldwide leader in the production and distribution of ethanol.

          Michel Dyens & Co. acted as exclusive financial advisor to SVEDKA and Spirits Marque One.

          Constellation Brands, Inc. is a leading international producer and marketer of beverage alcohol brands with a broad portfolio across the wine, spirits and imported beer categories.  Well-known brands in Constellation’s portfolio include:  Almaden, Arbor Mist, Vendange, Woodbridge by Robert Mondavi, Hardys, Goundrey, Nobilo, Kim Crawford, Alice White, Ruffino, Kumala, Robert Mondavi Private Selection, Rex Goliath, Toasted Head, Blackstone, Ravenswood, Estancia, Franciscan Oakville Estate, Inniskillin, Jackson-Triggs, Simi, Robert Mondavi Winery, Stowells, Blackthorn, Black Velvet, Mr. Boston, Fleischmann’s, Paul Masson Grande Amber Brandy, Chi-Chi’s, 99 Schnapps, Ridgemont Reserve 1792 and Effen Vodka.  Constellation Brands, through Crown Imports LLC, imports and markets Corona Extra, Corona Light, Pacifico, Modelo Especial, Negra Modelo, St. Pauli Girl and Tsingtao beers.  For additional information about Constellation Brands, as well as its product portfolio, visit the company’s Web site at www.cbrands.com.

Forward-Looking Statements

          This news release contains “forward-looking statements” within the meaning of Section 27A of the U.S. Securities Act of 1933 and Section 21E of the U.S. Securities Exchange Act of 1934.  These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond Constellation’s control, which could cause actual results to differ materially from those set forth in, or implied by, such forward-looking statements.  Some of these risks and uncertainties include factors relating to Constellation’s ability to consummate the transaction and integrate the SVEDKA Vodka business successfully, the continued strength of that business’ relationships with its employees, suppliers and customers, continued market trends in the consumption of spirits including SVEDKA Vodka, the regulation of the beverage alcohol industry, and the accuracy of the basis for forecasts relating to the SVEDKA Vodka business.  There can be no assurance that any transaction to acquire the SVEDKA Vodka business will occur, or will occur on the timetable contemplated hereby.  All statements other than statements of historical facts included in this news release are forward-looking statements.  All forward-looking statements speak only as of the date of this news release.  Constellation undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  For additional information about risks and uncertainties that could adversely affect Constellation’s forward-looking statements, please refer to Constellation’s Annual Report on Form 10-K for the fiscal year ended Feb. 28, 2006, and Constellation’s Quarterly Report on Form 10-Q for the fiscal quarter ended Nov. 30, 2006.  The factors discussed in these reports could cause actual future performance to differ from current expectations.

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